Exhibit 5.1
MARK P. TANOURY
(650) 843-5016
tanourymp@cooley.com
October 10, 2007
Compellent Technologies, Inc.
7625 Smetana Lane
Eden Prairie, MN 55344
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Compellent Technologies, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to (i) one million two hundred eleven thousand sixteen (1,211,016) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2002 Stock Option Plan (the “2002 Plan Shares”); (ii) four million two hundred thousand (4,200,000) shares of Common Stock pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 EIP Shares”); and (iii) one million (1,000,000) shares of Common Stock pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP Shares”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (the “S-1”), and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the S-1, each of which shall be in effect upon the closing of the offering contemplated by the S-1, (d) the Company’s 2002 Stock Option Plan (the “2002 Plan”), the Company’s 2007 Equity Incentive Plan (the “2007 EIP”), the Company’s 2007 Employee Stock Purchase Plan (the “2007 ESPP”), and (e) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2002 Plan Shares, the 2007 EIP Shares and the 2007 ESPP Shares, when sold and issued in accordance with the 2002 Plan, the 2007 EIP and the 2007 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Compellent Technologies, Inc.
October 10, 2007
Page Two
(except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ Mark P. Tanoury Mark P. Tanoury, Esq.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM